UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2024

SAGIMET BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41742	20-5991472
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Sagimet Biosciences Inc.

155 Bovet Road, Suite 303,

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 561-8600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Series A Common Stock, $0.0001 par value per share	SGMT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 30, 2024, the board of directors (the “Board”) of Sagimet Biosciences Inc. (the “Company”) approved the expansion of the Board from seven directors to nine directors and the appointment of each of Jennifer Jarrett and Dr. Anne Phillips to serve as directors of the Board, in each case, effective as of August 1, 2024 (the “Effective Date”). Each of Ms. Jarrett and Dr. Phillips will serve as a Class III director with a term expiring at the Company’s 2025 Annual Meeting of Stockholders or until her successor is duly elected and qualified or until her earlier resignation, death or removal. As of the Effective Date, Ms. Jarrett will serve as a member of the Audit Committee of the Board and Dr. Phillips will serve as a member of the Nominating and Corporate Governance Committee of the Board.

Ms. Jarrett, 53, has served as Chief Operating Officer of Arcus Biosciences, Inc. (“Arcus”), a clinical-stage, global biopharmaceutical company, since October 2020 and previously served on the board of directors of Arcus from January 2019 until January 2024. Prior to joining Arcus as Chief Operating Officer, Ms. Jarrett served as Vice President, Corporate Development and Capital Markets at Uber, Inc. (NYSE: UBER), a technology company providing a platform for mobility, delivery and freight services, from January 2019 to September 2020 and prior to that, served as Arcus’ Chief Operating and Financial Officer from March 2017 to January 2019. From April 2016 to October 2016, Ms. Jarrett was the Chief Financial Officer of Medivation, Inc., a biopharmaceutical company, which was acquired by Pfizer Inc. Prior to that, Ms. Jarrett spent 20 years in investment banking, most recently as Managing Director at Citigroup from July 2010 to March 2016, where she was responsible for managing their west coast life sciences investment banking practice. Ms. Jarrett currently serves on the board of directors of Syndax Pharmaceuticals, Inc. (Nasdaq: SNDX), Zura Bio Ltd (Nasdaq: ZURA), Cajal Neuroscience, Inc., and LifeMine Therapeutics, Inc. and previously served on the boards of directors of Arena Pharmaceuticals, Inc. from July 2017 until its acquisition by Pfizer in March 2022, Audentes Therapeutics from July 2017 until its acquisition by Astellas Pharma Inc. in January 2020, Radius Health, Inc. from May 2022 until its acquisition by Gurnet Point Capital and Patient Square Capital in August 2022, and Consonance-HFW Acquisition Corp. from December 2020 until its business combination with Surrozen Operating, Inc. in August 2021. Ms. Jarrett holds a B.A. in Economics, cum laude, from Dartmouth College and an M.B.A. from Stanford Graduate School of Business.

Dr. Phillips, 70, has over 25 years of pharmaceutical industry experience. She joins the Company’s Board following a tenure at Novo Nordisk A/S, a global healthcare company, where she most recently served as a Senior Vice President of Clinical, Medical & Regulatory Affairs, North America Operations, leading the drug development, clinical operations, medical, regulatory, health economics and outcomes research, and safety teams, from January 2011 to August 2022. Prior to joining Novo Nordisk, Dr. Phillips held positions of increasing seniority at GSK plc from 1998 to 2010, most recently as Vice President, Medicine Development Leader. Dr. Phillips currently serves on the board of directors of Trevena, Inc. (Nasdaq: TRVN), a biopharmaceutical company, a position she has held since December 2014, Barinthus Biotherapeutics plc (Nasdaq: BRNS), a clinical-stage biopharmaceutical company, a position she has held since February 2021, and most recently, vTv Therapeutics Inc. (Nasdaq: VTVT), a clinical-stage public biopharmaceutical company, whose board she joined in March 2024. Dr. Phillips also served as a member of the board of directors of Carmot Therapeutics Inc., a biopharmaceutical company, from September 2022 to December 2023, when it was acquired by F. Hoffmann-La Roche AG and AMAG Pharmaceuticals, Inc., a pharmaceutical company, from April 2019 to November 2020. Dr. Phillips received an Hon. B.Sc. in Zoology from the University of Western Ontario and an M.D. from the University of Toronto. She completed postgraduate training in Internal Medicine, Medical Microbiology and Infectious Diseases.

The Board has determined that Ms. Jarrett and Dr. Phillips are each independent under the applicable Nasdaq listing rules. There are no arrangements or understandings between either Ms. Jarrett or Dr. Phillips and any other person pursuant to which either such person was selected as a director. There are no related party transactions between the Company and either Ms. Jarrett or Dr. Phillips (or any of their immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Neither Ms. Jarrett nor Dr. Phillips have any family relationships with any of the Company’s directors or executive officers.

In accordance with the Company’s non-employee director compensation policy (the “Director Compensation Policy”), the Company will pay each of Ms. Jarrett and Dr. Phillips respective annual retainers for their service on the Board and committees thereof. In addition, on the Effective Date, pursuant to the Director Compensation Policy, each of Ms. Jarrett and Dr. Phillips will be granted a stock option with a grant date fair value of $300,000 under the Company’s 2023 Stock Option and Incentive Plan (collectively, the “Initial Option Grants”). The Initial Option Grants shall vest in equal monthly installments over three years following the Effective Date, subject to continued service to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sagimet Biosciences Inc.

Date: August 1, 2024	By:	/s/ David Happel
David Happel
Chief Executive Officer